Exhibit 99.1

The New York Times Company Announces Nomination for Board of Directors

NEW YORK--(BUSINESS WIRE)--February 18, 2010--The New York Times Company announced today that its Board of Directors nominated Carolyn D. Greenspon to stand for election as a director at its Annual Meeting of Stockholders on April 27. Daniel H. Cohen, a director since 2007, and Scott Galloway, a director since 2008, have chosen not to stand for re-election. The size of the Board will be reduced to 13.

“I am delighted to have Carolyn nominated to serve on our Board,” said Arthur Sulzberger, Jr., chairman of the Board. “As a fifth-generation member of the Ochs/Sulzberger family, she brings a deep understanding of our Company’s historic mission and its long-term business objectives.”

“I would also like to express the Company’s gratitude to my cousin, Dan, and to Scott,” Mr. Sulzberger continued. “Since 2007, Dan has served as a director with dedication and commitment. We are grateful for his vision and wisdom during these past years. Scott also has contributed greatly to the Company during his two years as a director. Both have played a critical role in the advancement of the Company’s strategic objectives in a challenging economic environment.”

Ms. Greenspon, 41, has been in practice for 18 years working as a psychotherapist with children, adolescents, adults and families. She worked for several years in management positions at McLean Hospital and is currently working in a group practice in Wellesley, Mass. In addition to her work as a therapist, Ms. Greenspon has a private consulting practice working with multigenerational family businesses and families who share substantial assets. Ms. Greenspon received a bachelor’s degree from Duke University in 1990, and a master’s degree in social work from Simmons School of Social Work in 1992.

The New York Times Company, a leading media company with 2009 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
Abbe Serphos, 212-556-4425
serphos@nytimes.com